EXHIBIT 99.1

Methode Electronics Appoints Jon DeGaynor as President and CEO

Methode Electronics to Announce Fourth Quarter

Fiscal 2024 Results on Thursday, July 11, 2024

Seasoned CEO Brings Deep Experience in Engineered Products and
Track Record of Driving Successful Strategic Transformation

Chicago, IL – June 25, 2024 – Methode Electronics, Inc. (NYSE: MEI), a leading global supplier of custom-engineered solutions for user interface, LED lighting system and power distribution applications, announced today that Jon DeGaynor has been appointed President, Chief Executive Officer (CEO) and a member of the Board of Directors, effective July 15, 2024. Mr. DeGaynor succeeds Kevin Nystrom, a partner and managing director at AlixPartners LLP, who has served as interim CEO since May 7, 2024.

With a 35-year career in engineered-products businesses, Mr. DeGaynor brings to Methode diverse experience at the intersection of operations, technology and strategy. From 2015 to 2023, he served as President and CEO of Stoneridge, Inc., a publicly traded global designer and manufacturer of highly engineered electrical and electronic systems, components, and modules for the automotive, commercial, off-highway and agricultural vehicle markets. At Stoneridge, he led a team that developed and executed a strategic shift toward being a systems provider for both passenger and commercial vehicle customers, particularly in the areas of vehicle intelligence and advanced safety systems. The strategy drove transformation across Stoneridge’s product portfolio, organizational structure and financial performance, leading to significant growth and value creation. Since 2023, Mr. DeGaynor has been Executive Chairman of Racing and Performance, Inc., an automotive performance systems supplier in the aftermarket space.

Chairman Walter J. Aspatore said, “After a comprehensive search process, we are pleased to appoint a seasoned executive of Jon’s caliber as the new CEO of Methode. Jon brings an impressive track record of delivering successful business transformations, including at Stoneridge, within our industry. The Board is confident Jon is the right person to guide our talented team and refine our go-forward plan to drive profitability and return to growth. We are excited to benefit from his operational and strategic expertise.”

Mr. DeGaynor said, “I have long admired Methode in my roles at adjacent companies in the industry, and I am honored to be appointed CEO at this pivotal time for the company. As we continue Methode’s ongoing review of operations, costs and portfolio, I will begin with a focus on restoring profitability and strengthening the company’s foundation. I look forward to working alongside the team to deliver for our customers and all stakeholders as we build on our positions in attractive and growing end markets.”

Mr. Aspatore added, “On behalf of the Board, I thank Kevin Nystrom for lending his financial management and operational experience and continuing to advance our key initiatives during his time as interim CEO.”

About Jon DeGaynor

Jonathan B. DeGaynor, age 58, is currently the Executive Chairman of Racing and Performance, Inc., an automotive performance systems supplier in the aftermarket space. He previously served as President and CEO of Stoneridge, Inc., a publicly traded global designer and manufacturer of highly engineered electrical and electronic systems, components, and modules for the automotive, commercial, off-highway and agricultural vehicle markets, from 2015 to 2023. Prior to joining Stoneridge, Mr. DeGaynor was Vice President of Strategic Planning and Innovation at Guardian Industries Corp. (“Guardian”), a manufacturer of industrial glass and other building products for commercial, residential and automotive applications. From 2008 to 2014, he served as Vice President of Business Development and Managing Director of Asia for SRG Global, Inc., a Guardian company and manufacturer of chrome plated parts for the automotive, commercial truck and consumer goods industries. From 2005 to 2008, he was the Chief Operating Officer, International for Autocam Corporation, a manufacturer of precision‐machine components for the automotive industry. Mr. DeGaynor received a Bachelor of Science in mechanical engineering from the University of Michigan and an MBA from the Wharton School of the University of Pennsylvania.

Fourth Quarter Fiscal 2024 Results Conference Call

The company will release its fourth quarter results for the period ended April 27, 2024, on Thursday, July 11, 2024, before the market opens.

Following the release, the company will conduct a conference call and webcast to review financial and operational highlights led by its Interim Chief Executive Officer, Kevin Nystrom, and Chief Financial Officer, Ronald L. G. Tsoumas, at 10:00 a.m. CDT.

To participate in the conference call, please dial 888-506-0062 (domestic) or 973-528-0011 (international) at least five minutes prior to the start of the event. A simultaneous webcast can be accessed through the company’s website, www.methode.com, on the Investors page.

A replay of the teleconference will be available shortly after the call through July 25, 2024, by dialing 877-481-4010 and providing passcode 50699. A webcast replay will also be available on the company’s website, www.methode.com, on the Investors page.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East and Asia. We design, engineer, and produce mechatronic products for OEMs utilizing our broad range of technologies for user interface, LED lighting system, power distribution and sensor applications.

Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus, and rail), cloud computing infrastructure, construction equipment, and consumer appliance. Our business is managed on a segment basis, with those segments being Automotive, Industrial, and Interface.

For Methode Electronics, Inc.

Robert K. Cherry

Vice President Investor Relations

rcherry@methode.com

708-457-4030